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                                                                    EXHIBIT 23.4

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.


   We consent to incorporation by reference in the Registration Statement on Form S-4 of FIRSTFED AMERICA BANCORP, INC. of our report dated April 19, 2001, which appears in the Annual Report on Form 10-K for the year ended March 31, 2001 of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, (FIRSTFED) relating to the consolidated balance sheets of FIRSTFED as of March 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001 and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement.

                                         /s/ KPMG LLP


Boston, Massachusetts
December 20, 2001